AMENDMENT NO. 3 TO ASSET PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 3 TO ASSET PURCHASE AND SALE AGREEMENT, dated as of the 9th day of July, 2020 (this “Amendment”), between the Municipality of Anchorage, Alaska, a political subdivision organized under the laws of the State of Alaska (“Seller”), and Chugach Electric Association, Inc., a not-for-profit electric cooperative corporation organized under the laws of the State of Alaska (“Buyer”).

RECITALS

WHEREAS, Buyer and Seller entered into that certain Asset Purchase and Sale Agreement, dated as of December 28, 2018 (the “Original Agreement”); capitalized terms used in this Amendment, if not otherwise defined herein, shall have the meanings set forth in the Original Agreement, as amended or modified pursuant to this Amendment or any Previous Amendment (as so amended or otherwise modified, the “Asset Purchase Agreement”);

WHEREAS, pursuant to Section 10.10 of the Asset Purchase Agreement, Buyer and Seller may amend, modify or supplement the Original Agreement upon the execution and delivery of a written agreement executed by the Parties;

WHEREAS, the Regulatory Commission of Alaska on May 28, 2020 issued Order No. U-18-102(44)/ U-19-020(39)/ U-19-021(39), Order Accepting Stipulation in Part, Subject to Conditions; Transferring and Issuing Certificates of Public Convenience and Necessity, Subject to Conditions; Addressing Beluga River Unit Management, Gas Transfer Prices, and Third Party Sales Gas Pricing; and Requiring Filings (the “Final Order”); and

WHEREAS, the Parties desire to make certain amendments to the Asset Purchase Agreement as provided in this Amendment.

NOW, THEREFORE, pursuant to Section 10.10 of the Asset Purchase Agreement Section III.B.3 of the Stipulation (as defined in Article I of the Asset Purchase Agreement as amended pursuant to this Amendment), and the Final Order, and in consideration for the premises and agreements in the Stipulation and as hereinafter set forth, the Parties, intending to be legally bound, agree as follows:

1.New Definitions.  The following definitions are hereby added to Article I of the Asset Purchase Agreement:

“Rate Reduction Account” means an account created and funded by Seller with a cash balance of $36,000,000 on the Closing Date.

“Stipulation” means the Stipulation Resolving All Issues entered into by and among Seller, Buyer, Providence Health & Services, the Federal Executive Agencies, Matanuska Electric Association, Inc., Homer Electric Association, Inc., Alaska Energy Authority, and ENSTAR Natural Gas Company, a Division of SEMCO Energy, Inc. dated October

Amendment No. 3 to Asset Purchase and Sale Agreement

Dated as of December 28, 2018 between

Municipality of Anchorage and Chugach Electric Association, Inc.

25, 2019, and accepted and approved, subject to conditions, by the RCA in the Final Order.

2.Revised Definitions.  The following definitions in Article I of the Asset Purchase Agreement are hereby amended and restated in their entirety as follows:

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Deeds, Assignment and Assumption of Leases, Real Property Interest Assignments, the PILT Agreement, the Eklutna Power Purchase Agreement, the BRU Transfer Documents, and the other agreements, instruments and documents required to be delivered at the Closing.

“Ordinance” means Ordinance No. 2018-1(S) of the Anchorage Assembly.

“Proposition 10” means the ballot proposition presented to voters of Seller in connection with the Ordinance.

“Transferred Cash” means (A) cash in the Rate Reduction Account and (B) customer deposit cash or cash accounts, cash, cash equivalents, and securities (in each case to the extent constituting restricted assets and, in the case of cash contractually restricted in connection with Debt, to the extent not used by Seller to defease or repay the Closing Debt), including any such assets collected for payments in lieu of taxes, including pursuant to AMC 26.10.025 or held under or pursuant to ML&P’s debt documents or representing the proceeds of bonds, deferred regulatory liability for gas sales funds, future gas purchases regulatory liabilities, underlift accounts and asset retirement obligation funds managed by ML&P or Seller, any decommissioning funds, utility underground requirements including those set forth in AS 42.05.381(h), (i), and (j) and AMC 21.07.050 and AMC Title 21 undergrounding funds, and any other cash collected from ratepayers for obligations assumed by Buyer including customer deposits.  Exhibit J sets forth the Transferred Cash (other than the Rate Reduction Account) and separately identifies any cash contractually restricted in connection with Debt which will be used by Seller to defease or repay the Closing Debt, in each case as if the Closing had occurred as of December 31, 2017.

“Upfront Payment” means $757,800,000.

3.BRU Fuel Agreement.

(a)  The fourth recital is hereby deleted in its entirety and replaced with the following: “WHEREAS, as an integral part of the transactions contemplated hereby, Seller and Buyer have entered into the Eklutna Power Purchase Agreement and the PILT Agreement (as defined below) as of the date hereof;”

(b)  The definition of “BRU Fuel Agreement” is hereby deleted in its entirety.

(c)    Section 6.06(f)(A)(iv) is hereby deleted in its entirety and replaced by the following: “the pass-through of BRU costs of production (payments under the

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Amendment No. 3 to Asset Purchase and Sale Agreement

Dated as of December 28, 2018 between

Municipality of Anchorage and Chugach Electric Association, Inc.

PILT Agreement, the Eklutna Power Purchase Agreement and the cost of production pass-through to be recovered as Buyer operating expenses (with no margin added to the payment amount)),”

(d)  The second-to-last sentence of Section 6.06(f) is hereby deleted in its entirety and replaced by the following: “In addition, Buyer and Seller will use commercially reasonable efforts to cooperate and advocate to obtain an order from the RCA approving, as part of the transactions to be consummated hereby, recovery by Buyer in future rates of the costs associated with consummating the transactions.”

4.Amendment to Section 2.05(d).  Section 2.05(d) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(d) minus the absolute value of the Net Book Value Adjustment if the Net Book Value Adjustment is a negative number; provided that, if the Net Book Value Adjustment is a positive number, the Purchase Price shall not be adjusted to reflect the Net Book Value Adjustment or any portion thereof.

5.Amendment to Section 3.01. The language of Section 3.01 of the Asset Purchase Agreement is hereby amended by substituting “within one hundred and sixty (160) days after RCA Approval is received” for “within one hundred and twenty (120) days after RCA Approval is received.”

6.Amendment to Section 6.16(a).  Section 6.16(a) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(a)[Reserved.]

7.Amendment to Section 6.21.  Section 6.21 of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Section 6.21. [Reserved.]

8.Amendment to Section 6.29(a). Section 6.29(a) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(a)  Seller shall, not later than 90 days after RCA Approval, provide Buyer with copies of all easements granted to Seller prior to 2002 and copies of all documents described in Section 4.18(j) that were not provided or otherwise made available to Buyer in accordance with the provisions of Section 4.18(j) prior to the date of this Agreement, in each case to the extent that such materials are recorded in Seller’s Laserfiche database.

9.Addition of Section 6.32. The following is hereby added to the Asset Purchase Agreement as a new Section 6.32:

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Amendment No. 3 to Asset Purchase and Sale Agreement

Dated as of December 28, 2018 between

Municipality of Anchorage and Chugach Electric Association, Inc.

Section 6.32.  Use of Funds in Rate Reduction Account. Buyer shall prudently manage funds in the Rate Reduction Account for the benefit of customers in the ML&P legacy service area to ensure the principal balance and any interest realized on the deposits are properly invested, accounted for, and ultimately credited back to customers in the ML&P legacy service area.  The funds in the Rate Reduction Account shall be used by Buyer for the exclusive purpose of providing rate reductions to customers in the ML&P legacy service area in accordance with Section III.B.2.c of the Stipulation.

10.Amendment to Section 9.01(b)(ii).  Section 9.01(b)(ii) of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2020, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or

11.Amendment to Section 9.01(c)(ii).  Section 9.01(c)(ii) of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2020, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or

12.Exhibit O.  Exhibit O to the Asset Purchase Agreement is hereby deleted in its entirety.

13.Effective Date of this Amendment. Except as expressly provided herein and the letter agreements dated March 8, 2019 and March 15, 2019, Amendment No. 1 to the Asset Purchase Agreement dated as of September 27, 2019, and Amendment No. 2 to the Asset Purchase Agreement dated as of October 28, 2019 (the “Previous Amendments”), the Original Agreement and the Previous Amendments are not amended, supplemented, modified, revised or otherwise affected by this Amendment. This Amendment shall be deemed effective and in full force and effect as of the date first written above. On and after the date hereof, each reference in the Asset Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement or the Previous Amendments, shall mean and be a reference to the Asset Purchase Agreement and each reference to the Asset Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to or in connection with the Asset Purchase Agreement shall be deemed to mean and be a reference to the Asset Purchase Agreement as amended by this Amendment and the Previous Amendments.

14.Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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Amendment No. 3 to Asset Purchase and Sale Agreement

Dated as of December 28, 2018 between

Municipality of Anchorage and Chugach Electric Association, Inc.

15.Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Alaska, without reference to conflicts of laws principles that would result in the application of the laws of any other jurisdiction.

16.Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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Amendment No. 3 to Asset Purchase and Sale Agreement

Dated as of December 28, 2018 between

Municipality of Anchorage and Chugach Electric Association, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers and officials thereunto duly authorized.

MUNICIPALITY OF ANCHORAGE, ALASKA

By	/s/ William D. Falsey
Name:	William D. Falsey
Title:	Municipal Manager
CHUGACH ELECTRIC ASSOCIATION, INC.

By	/s/ Lee D. Thibert
Name:	Lee D. Thibert
Title:	Chief Executive Officer